EXHIBIT 4.184
DEED OF PLEDGE OF REGISTERED SHARES
On the fourth day of May two thousand ten appeared before me, Gijsbertus Cornelis Kikkert, kandidaat-notaris, hereinafter: “civil law notary”, deputising for dr. Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands:
Mr Albert Willem Lok, in this matter with residence at the offices of Clifford Chance LLP, Droogbak 1a, 1013 GE Amsterdam, The Netherlands, born in Zaanstad, The Netherlands, on the fifteenth day of December nineteen hundred eighty-one, in this respect acting as attorney-in-fact, duly authorised in writing of:
1.	EVERGREEN PACKAGING (LUXEMBOURG) S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered address at 6C, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg, in the process of registration with the Luxembourg register of commerce and companies and having a share capital of EUR 12,500 (the “Pledgor”);

2.	THE BANK OF NEW YORK MELLON, a company, incorporated under the laws of the State of New York, with registered office at One Wall Street, New York, New York, registered with the Internal Revenue Service under number 13-5160382 in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement, and its successors, permitted transferees and permitted assigns in such capacity (the “Collateral Agent”); and

3.	EVERGREEN PACKAGING INTERNATIONAL B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 24321403 (the “Company”).
The authorisation of the person appearing before me appears from three (3) written powers of attorney, which shall be attached to this Deed.
The person appearing before me, acting as stated, declared that:
IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
1.1.1	Unless defined in this Deed or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Deed or any notice given under or in connection with this Deed.
1.1.2	In addition the following terms shall have the following meaning:
“Additional Agreement” has the meaning given to that term in the First Lien Intercreditor Agreement;

“Agreed Security Principles” has the meaning given to such term in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails;
“Applicable Representative” has the meaning given to that term in the First Lien Intercreditor Agreement;
“Articles of Association” means the articles of association (statuten) of the Company as they currently stand and as amended at any time;
“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Amsterdam;
“Credit Agreement” means the Credit Agreement dated the fifth day of November two thousand nine among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;
“Deed” means this deed of pledge of registered shares;
“Depository Receipts” means depository receipts of shares in the capital of the Company issued with the co-operation of the Company (met medewerking van de vennootschap uitgegeven certificaten van aandelen);
“Dividends” means cash dividends, distribution of reserves, repayments of capital and all other distributions and payments in any form which at any time during the existence of the right of pledge created hereby, become payable in respect of any one of the Shares;
“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement;
“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated the fifth day of November two thousand nine, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No. 1 and Joinder Agreement which added Wilmington Trust (London) Limited as a collateral agent under the First Lien Intercreditor Agreement);

“Future Shares” means all shares in the capital of the Company, which are acquired by the Pledgor after the date of this Deed;

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time;

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest;

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document;

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement;

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited);

“Parallel Debt” has the meaning ascribed thereto in Section 4.10 (Parallel Debt) of the First Lien Intercreditor Agreement;

“Present Shares” means one hundred eighty-six (186) registered ordinary shares (aandelen op naam) numbered 1 through 186 with a nominal value of one hundred euro (EUR 100.00) in the capital of the Company, registered in the name of the Pledgor;

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement;

“Principal Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities other than the obligations pursuant to the Parallel Debt;

“Related Rights” means the Dividends, all present and future rights of the Pledgor to acquire shares in the capital of the Company and all other present and future rights arising out of or in connection with the Shares other than the Voting Rights;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Collateral Agent under each or any of the Loan Documents, together with all costs, charges and expenses incurred by the Collateral Agent in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities, in each case, pursuant to the Parallel Debt and all Principal Obligations that are secured obligations pursuant to Clause 3.1.3;

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement;

“Security Assets” means the Shares and the Related Rights;

“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement;

“Senior Secured Note Indenture” means the Indenture dated the fifth day of November two thousand nine, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time;

“Shares” means the Present Shares and the Future Shares; and

“Voting Rights” means the voting rights in respect of any of the Shares.
1.2	Interpretation
1.2.1	Continuing security

Any references made in this Deed to any Loan Document or to any agreement or document (under whatever name), shall, where applicable, be deemed to be references to (i) such Loan Document or such other agreement or documents as the same may have been, or may at any time be, extended, prolonged, amended, restated, supplemented, restructured, replaced, modified, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may at any time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, restructured, replaced, modified, renewed or novated thereunder including, without limitation, (a) any increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (b) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (c) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (d) any combination of the foregoing and/or (ii) any document designated as Loan Document in accordance with the Loan Documents, and consequently, the rights of pledge created under and pursuant to this Deed and any supplemental deed of pledge will secure any additional amounts which are or may be made available or become payable under the Loan Documents from time to time.
1.2.2	Annex; Clause
Except as otherwise specified, a reference in this Deed to an Annex or a Clause shall be construed as a reference to such Annex to or Clause of this Deed.
1.2.3	Construction
(a)	This Deed is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Deed and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail, subject to the mandatory provisions of Dutch law. This does not apply to the extent that the inconsistency between the Intercreditor Arrangements and any term of this Deed that relates to creation or perfection of the security, to applicable law or to choice of court, in which case this Deed will prevail.
(b)	Any reference to the “Collateral Agent”, the “Pledgor” or the “Secured Parties” shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees or assignees in accordance with their respective interests.
(c)	To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, its attorneys, any delegate and any trustee in bankruptcy (curator) or administrator (bewindvoerder) against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on them by this Deed or otherwise relating to the Security Assets.

1.3	Unlawful financial assistance
The right of pledge granted by the Pledgor under this Deed shall not constitute a financial assistance pursuant to Article 49-6 of the Luxembourg law dated the tenth day of August nineteen hundred fifteen on commercial companies (a “Financial Assistance”), to the extent applicable as at the date of execution of this Deed, to a private limited liability company incorporated under the laws of Luxembourg, and none of the obligations under or pursuant to the Loan Documents shall be included in the definition of “Secured Obligations” to the extent that, if they were included, the security interest granted pursuant to this Deed or any part thereof would be void as a result of violation of the prohibition on Financial Assistance (the “Prohibition”) and all provisions hereof will be interpreted accordingly. For the avoidance of doubt, this Deed shall continue to secure those obligations which, if included in the definition of “Secured Obligations”, do not constitute a violation of the Prohibition.

2.	UNDERTAKING TO PLEDGE AND PARALLEL DEBT

2.1	Undertaking to pledge

The Pledgor has agreed, or, as the case may be, hereby agrees with the Collateral Agent that the Pledgor shall grant to the Collateral Agent a right of pledge (pandrecht) over the Security Assets, as security for the payment of the Secured Obligations.

2.2	Parallel Debt

Pursuant to the Parallel Debt the Collateral Agent has its own claim in respect of the payment obligations of the Loan Parties to the Secured Parties. With respect to this claim the Collateral Agent acts in its own name and not as representative (vertegenwoordiger) of the Secured Parties or any of them and consequently the Collateral Agent becomes the sole pledgee (pandhouder) under this Deed.

3.	PLEDGE

3.1	Pledge of Security Assets
3.1.1	To secure the payment of the Secured Obligations the Pledgor hereby grants to the Collateral Agent a first ranking right of pledge (pandrecht eerste in rang) over the Present Shares and the Related Rights pertaining thereto and grants in advance (bij voorbaat) to the Collateral Agent a right of pledge over the Future Shares and the Related Rights pertaining thereto, which rights of pledge are hereby accepted by the Collateral Agent.
3.1.2	To the extent the pledge in advance referred to in Clause 3.1.1 is not effective under Dutch law the Pledgor will forthwith execute a supplemental pledge in the form of this Deed or such other form as the Collateral Agent may, acting reasonably, agree in consultation with the

Pledgor in order to perfect the pledge over such Future Shares and the Related Rights pertaining thereto.
3.1.3	If and to the extent that at the time of the creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Collateral Agent cannot be validly secured through the Parallel Debt, such Principal Obligation itself shall be a Secured Obligation.
3.1.4	The Collateral Agent is entitled to present this Deed and any other document pursuant hereto for registration to any office, registrar or governmental body in any jurisdiction the Collateral Agent deems necessary or useful to protect its interests.
3.2	Related Rights
Only the Collateral Agent is entitled to receive and exercise the Related Rights pledged pursuant hereto. The Collateral Agent hereby authorizes the Pledgor to receive Dividends (as envisaged by Article 3:246 paragraph 4 Dutch Civil Code). The Collateral Agent is entitled to revoke this authorisation if an Enforcement Event has occurred and is continuing.

3.3	Voting Rights
3.3.1	Pursuant to the provision of article 15 paragraph 4 of the Articles of Association, the Pledgor in its capacity of sole shareholder of the Company, hereby approves, by means of a written resolution, the pledge of the Shares with the conditional transfer to the Collateral Agent of the Voting Rights and other rights and powers attached to the Shares, in respect of which resolution the members of the management board (bestuur) of the Company have been given the opportunity to cast their advisory votes.
3.3.2	The Voting Rights are hereby transferred to the Collateral Agent under the conditions precedent (opschortende voorwaarden) of (i) the occurrence of an Enforcement Event and while it is continuing and (ii) the occurrence of an Enforcement Event and while it is continuing, written notice by the Collateral Agent to the Pledgor and the Company that it, the Collateral Agent, will be entitled to exercise the Voting Rights.
3.3.3	Prior to receipt by the Company of a notice as referred to in Clause 3.3.2:
(a)	the Pledgor shall have the right to exercise the Voting Rights and other rights and powers attached to the Shares provided it shall not at any time exercise, or refrain from exercising, such rights in a manner which would adversely affect the validity or enforceability of the security created hereby or cause an Event of Default to occur; and

(b)	the Collateral Agent shall not have the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen) (i.e. such rights will remain vested in the Pledgor until receipt by the Company of a notice as referred to in Clause 3.3.2).
3.3.4	Forthwith upon a notification pursuant to Clause 3.3.2 the Pledgor shall no longer be entitled to exercise the Voting Rights.
3.3.5	After the Collateral Agent has notified the Pledgor and the Company pursuant to Clause 3.3.2 that it will exercise any or all of the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen) and/or any or all of the Voting Rights, the Collateral Agent shall have the right to convene a general meeting of shareholders regardless of the number of Voting Rights it can exercise pursuant to Clause 3.3.2.
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and warranties
4.1.1	The Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct at the date hereof:
(a)	it is entitled to pledge the Security Assets as envisaged hereby;
(b)	the right of pledge created hereby over the Security Assets is a first ranking right of pledge (pandrecht eerste in rang), the Security Assets have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on the Security Assets has been made, in each case, except as permitted by the Principal Finance Documents; and
(c)	the Security Assets have not been transferred, encumbered or attached in advance, nor has it agreed to such transfer or encumbrance in advance, in each case, except as permitted by the Principal Finance Documents.
4.1.2	Furthermore, the Pledgor hereby represents and warrants to the Collateral Agent that the following is true and correct at the date hereof:
(a)	except as disclosed under the Credit Agreement or otherwise permitted by the Principal Finance Documents, the Present Shares have been validly issued and fully paid up and constitute one hundred per cent (100%) of the share capital of the Company at the time of this Deed;

(b)	it has acquired the Present Shares by means of a notarial deed of transfer of shares in the capital of the Company, executed before Mr. T.P. Flokstra, civil law notary (notaris) in Amsterdam, The Netherlands, on the third day of May two thousand ten; and
(c)	no Depository Receipts have been issued with respect to the Present Shares.
4.2	Covenants
The Pledgor hereby covenants that, subject to the Agreed Security Principles, it will:
(a)	other than as permitted under the terms of the Principal Finance Documents not release, settle or subordinate any Related Rights without the Collateral Agent’s prior written consent (such consent not to be unreasonably withheld or delayed);
(b)	at its own expense execute all documents and do all such acts as the Collateral Agent may reasonably request for creating, perfecting or protecting the right of pledge envisaged hereby;
(c)	other than envisaged hereby or as permitted under the terms of the Principal Finance Documents, not pledge, otherwise encumber or transfer any Security Assets, whether or not in advance, or permit to subsist any kind of encumbrance or attachment over the Security Assets;
(d)	other than as permitted under the terms of the Principal Finance Documents, not perform any act that would affect the validity or enforceability of the security under this Deed or cause an Event of Default to occur;
(e)	as soon as practicable inform the Collateral Agent of any event or circumstance which may be of importance to the Collateral Agent for the preservation or exercise of the Collateral Agent’s rights pursuant hereto and provide the Collateral Agent, upon its written request, with any other information in relation to the (pledge of the) Security Assets as the Collateral Agent may from time to time request acting reasonably, provided that no more than one request shall be made in any 12 month period unless an Enforcement Event has occurred and is continuing;
(f)	as soon as reasonable practicable inform in writing persons such as a liquidator (curator) in bankruptcy, an administrator (bewindvoerder) in a (preliminary) suspension of payment or persons making an attachment, of the existence of the rights of the Collateral Agent pursuant hereto;
(g)	not procure the issue of any (rights to acquire) shares in the capital of the Company or any Depositary Receipts, except to the extent permitted under the terms of the other Principal Finance Documents; and

(h)	except to the extent permitted under the terms of the Principal Finance Documents, not vote on any of the Shares without the consent of the Collateral Agent, in favour of a proposal to (i) an amendment of the Articles of Association, (ii) a dissolution of the Company, (iii) an application for the bankruptcy or a (preliminary) suspension of payment of the Company, (iv) a conversion (omzetting), merger (fusie) or division (splitsing) of the Company or (v) a distribution of Related Rights.
5.	ENFORCEMENT

5.1	Any failure by the Pledgor to satisfy the Secured Obligations when due shall constitute a default (verzuim) in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.

5.2	If an Enforcement Event has occurred and is continuing, the Collateral Agent may enforce its right of pledge and take recourse against the proceeds thereof.

5.3	The Pledgor shall not be entitled to request the court to determine that the Security Assets pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 Dutch Civil Code.

5.4	The Collateral Agent shall not be obliged to give notice to the Pledgor of any intention to sell the pledged Security Assets (as provided in Article 3:249 Dutch Civil Code) or, if applicable, of the fact that it has sold the same Security Assets (as provided in Article 3:252 Dutch Civil Code).

5.5	All monies received or realised by the Collateral Agent in connection with the Security Assets shall be applied by the Collateral Agent in accordance with the Intercreditor Arrangements, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

6.	MISCELLANEOUS PROVISIONS

6.1	Waiver
6.1.1	To the fullest extent allowed by applicable law, the Pledgor waives (doet afstand van) any right it may have of first requiring the Collateral Agent to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto, which waiver is hereby accepted by the Collateral Agent.
6.1.2	The Pledgor hereby irrevocably and unconditionally waives (doet afstand van) any rights it has under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to Articles 3:233, 3:234 and 6:139 Dutch Civil Code, which waiver is hereby accepted by the Collateral Agent.

6.1.3	The Pledgor hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance, any and all rights of recourse (regres) or subrogation (subrogatie) vis-à-vis any Loan Party that it has or may obtain or acquire after the date of this Deed as a result of any enforcement action in respect of the rights of pledge granted under or in connection with this Deed (and, to the extent such waiver is not enforceable in whole or in part, any rights of recourse or subrogation to which the Pledgor is or may become entitled under or pursuant to enforcement of any rights of pledge created under or pursuant to this Deed are hereby pledged to the Collateral Agent by way of a non disclosed pledge governed by the terms of this Deed), which waiver is hereby accepted by the Collateral Agent.
6.2	Evidence of indebtedness
An excerpt from the Collateral Agent’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary.

6.3	Unenforceability
The Pledgor and the Collateral Agent hereby agree that they will negotiate in good faith to replace any provision hereof which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

6.4	Power of attorney
The Pledgor hereby grants an irrevocable power of attorney to the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) severally provided always that the Collateral Agent may only be entitled to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 if (i) an Enforcement Event has occurred which is continuing and/or (ii) the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent) authorising the Collateral Agent to execute on its behalf all documents and to perform all such acts on behalf of the Pledgor as the Collateral Agent may deem necessary or useful in order to have the full benefit of the rights (to be) granted to the Collateral Agent pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the Security Assets and (ii) the performance of obligations of the Pledgor hereunder, which authorisations permits the Collateral Agent to (also) act as the Pledgor’s counterparty within the meaning of Article 3:68 Dutch Civil Code. Provided further that the Collateral Agent shall not be obliged to exercise the power of attorney granted to it by the Pledgor under this Clause 6.4 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to satisfaction.

6.5	Delegation
Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Dutch law), each of the Collateral Agent and any trustee in bankruptcy (curator) or administrator (bewindvoerder) shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or any trustee in bankruptcy (curator) or administrator (bewindvoerder) itself.

6.6	Costs
With respect to costs and expenses, Clause 9.05 (Expenses; Indemnity) of the Credit Agreement shall apply mutatis mutandis and the provisions thereof are incorporated here by reference.

7.	POWER TO TRANSFER

7.1	The Collateral Agent is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement, to the extent such transfer is in accordance with the terms of the First Lien Intercreditor Agreement, and each Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).

7.2	Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the other Loan Documents the Collateral Agent is entitled to impart any information concerning the Pledgor or the Security Assets to any (proposed) transferee.

8.	TERMINATION

8.1	Unless terminated by operation of law, the Collateral Agent’s right of pledge created pursuant hereto shall be in full force and effect vis-à-vis the Pledgor until it shall have terminated, in part or in whole, as described in Clauses 8.2, 8.3 and 8.4 below.

8.2	The Collateral Agent will be entitled to terminate by notice (opzeggen) the right of pledge created hereunder and pursuant hereto, in part or in whole, in respect of all or part of the Security Assets and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination would require a waiver (afstand) by the Collateral Agent, such termination shall be construed accordingly and the Pledgor hereby in advance agrees to such waiver.

8.3	The security constituted by this Deed shall be released, reassigned, re-transferred and cancelled (as applicable):
8.3.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or
8.3.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Dutch law) and the Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).
8.4	If the Pledgor disposes of any Security Assets and that disposal is permitted by the Principal Finance Documents, such Security Assets shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled (as applicable) from the security constituted by this Deed with effect from the day of such disposal and the Collateral Agent (if so instructed by the Applicable Representatives and at the expense and cost of the Pledgor) shall do all such acts which are reasonably requested by the Pledgor in order to release, re-assign, re-transfer and cancel (as applicable) the relevant Security Assets from the security constituted by this Deed. Any or all of the Security Assets shall also be released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements.

9.	NO LIABILITY
None of the Collateral Agent, its nominee(s) or any trustee in bankruptcy (curator) or administrator (bewindvoerder) or delegate appointed pursuant to this Deed shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with the Security Assets or (c) the taking possession or realisation of all or any part of the Security Assets, except to the extent provided in the Principal Finance Documents.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Deed is governed by and shall be interpreted in accordance with Dutch law. All disputes arising from or in connection with this Deed shall be submitted to the competent court in Amsterdam without prejudice to the Collateral Agent’s right to submit any disputes to any other competent court in The Netherlands or in any other jurisdiction.

10.2	If a party to this Deed is represented by (an) attorney(s) in connection with the execution of this Deed or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other party, in accordance with Article 14 of the ‘The Hague Convention on the Law Applicable to Agency’ of the fourteenth day of March nineteen hundred seventy-eight.

10.3	Pursuant to Article 1:15 Dutch Civil Code the Pledgor hereby designates the offices of the Company as its domicile (woonplaats) for service of process in any proceedings in connection with this Deed. This designation shall be without prejudice to any other method of service of process permitted by law.

11.	THE COMPANY
By signing this Deed the Company:
(a)	acknowledges the right of pledge created over the Security Assets;
(b)	confirms that it has been notified (medegedeeld) of the right of pledge created over the Related Rights;
(c)	undertakes to register in its shareholders’ register:
(i)	the right of pledge over the Shares;
(ii)	the conditional transfer of Voting Rights to the Collateral Agent; and
(iii)	that, if an Enforcement Event has occurred and is continuing and notice is given to the Company, as set out in more detail in this Deed, the Collateral Agent shall have the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen);
(d)	confirms that the members of the management board (bestuur) of the Company have been given the opportunity to cast an advisory vote in respect of the resolution referred to in paragraph 3.3.1;
(e)	represents and warrants that to the best of its knowledge and belief the representations and warranties of the Pledgor made pursuant to Clauses 4.1.1(a) and 4.1.2(a) of this Deed are true and correct;
(f)	represents and warrants that no Depository Receipts have been issued with respect to the Present Shares;
(g)	represents and warrants that no rights to acquire shares in the capital of the Company have been issued which are still outstanding except to the extent permitted under the terms of the Loan Documents; and

(h)	covenants that it shall not co-operate in the issue of any Depository Receipts or issue any (rights to acquire) shares in the capital of the Company, except to the extent permitted under the terms of the other Loan Documents.
12.	CIVIL LAW NOTARY
Each of the parties to this Deed acknowledges that:
(a)	Dr. T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, is a partner of Clifford Chance LLP; and
(b)	Clifford Chance LLP acts as the legal adviser to the Administrative Agent, Linklaters LLP in Amsterdam acts as the Dutch legal adviser to the Collateral Agent and that Freshfields Bruckhaus Deringer LLP in Amsterdam acts as the Dutch legal adviser to the Pledgor and the Company in this transaction; and, having consulted its legal advisers, confirms its agreement and accepts that Mr. Van Duuren aforementioned or one of his deputies (waarnemers or kandidaten) shall execute this Deed and that this shall not prevent Clifford Chance LLP from continuing to act as legal adviser to the Collateral Agent.
The person appearing before me is known to me, civil law notary.
This deed, drawn up to be kept in the civil law notary’s custody was executed in Amsterdam, The Netherlands, on the date first above written.
The contents of this deed were given and explained to the person appearing before me, who then declared to have noted and approved the contents and not to require a full reading thereof. Thereupon, after limited reading, this deed/ was signed by the person appearing before me and by me, civil law notary.